UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   May 14, 2008
UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)
275 West Federal Street, Youngstown, Ohio 44503-1203

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code:   (330) 742-0500
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On May 14, 2008, United Community Financial Corporation (“UCFC”) and The Home Savings and Loan Company (“Home Savings”) announced that Patrick A. Kelly provided UCFC and Home Savings with his resignation as Chief Financial Officer.
     (c) On May 14, 2008, UCFC and Home Savings announced that, effective May 19, 2008, James R. Reske, 44 years, will become the Chief Financial Officer and Treasurer for UCFC and Home Savings. Mr. Reske previously served as the Director, Investment Banking, Financial Institutions Group at KeyBanc Capital Markets, Inc., a position he had held since October 2002.
     Mr. Reske has entered into an Employment Agreement (the “Agreement”) with Home Savings, which will become effective on May 19, 2008. The Agreement has a term ending on December 31, 2010, which may be extended each year prior to the annual anniversary of the Agreement for additional one-year periods. The Agreement provides for a base salary of not less than $180,000, which salary will be reviewed annually by the Board of Directors or Compensation Committee. Mr. Reske will be entitled to participate in all benefit plans and bonus plans of Home Savings and UCFC.
     The Agreement is terminable by Home Savings at any time. Pursuant to the Agreement, if Mr. Reske is terminated for cause or if he terminates his employment absent a material adverse change in the capacity or circumstances in which he is employed, he has no right to receive any compensation or other benefits for any period after the termination. If Mr. Reske is terminated within one year before or after a Change of Control (as defined in the Agreement) for any reason other than Cause (as defined in the Agreement), death, or disability, or if Mr. Reske terminates his employment within one year before or after a Change of Control because of a material adverse change in the capacity or circumstances in which he is employed, he shall be entitled to (i) a payment equal to three times his base amount and (ii) continued coverage at Home Savings’ expense under all health and welfare benefit plans until the expiration of the term of the Agreement or such time as he is included in another employer’s benefit plans as a full-time employee. In the event that Mr. Reske dies during the term of the Agreement, his estate shall be entitled to receive his monthly base salary for 90 days. If Mr. Reske becomes disabled (as defined in the Agreement), Home Savings may terminate the Agreement and, if he is eligible for long term disability benefits under Home Savings’ disability plan, then he will be entitled to continued coverage under health and life insurance plans for a period of two years. If Mr. Reske is terminated before the expiration of the Agreement for any reason other than death, disability, Cause, or Change of Control, then he is entitled to receive (i) the total compensation in effect at the time of termination until the expiration of the term of the Agreement, (ii) a cash bonus equal to the cash bonus, if any, he received in the 12 month period prior to termination, and (iii) continued coverage under all health and welfare benefit plans at his expense until the earlier of the expiration of the term or the date on which he is included in another employer’s benefit plans as a full-time employee.

     A copy of the press release issued by UCFC and Home Savings to announce the appointment is attached as Exhibit 99 and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
     (c)  Exhibits.

Exhibit Number	Description

99	Press Release of United Community dated May 14, 2008. Included herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.
	By:	/s/ Jude J. Nohra
Jude J. Nohra
Date: May 20, 2008

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